EXHIBITS 5.1

ROXANNE K. BEILLY, P.A.

907 SE 7th Street

Fort Lauderdale, Florida 33301

June 23, 2017

PetMed Express, Inc.

420 South Congress Avenue

Delray Beach, Florida 33445

Ladies and Gentlemen:

We are acting as counsel to PetMed Express, Inc., a Florida corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (a) the proposed offering and registration of up to 1,000,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “2016 Employee Plan Shares”), all of which shares are issuable pursuant to the PetMed Express, Inc. 2016 Employee Equity Compensation Restricted Stock Plan (the “2016 Employee Plan”), (b) the proposed offering and registration of up to 451,000 shares of the Common Stock of the Company (the “2015 Director Plan Shares”), all of which shares are issuable pursuant to the PetMed Express, Inc. 2015 Outside Director Equity Compensation Restricted Stock Plan (the “2015 Director Plan”), and (c) the proposed resale offering by the Selling Security Holders described in the Reoffer Prospectus contained in the Registration Statement and registration of up to 439,167 shares of the Common Stock of the Company (the “Resale Shares”), all of which Resale Shares have been issue pursuant to the 2015 Director Plan, the PetMed Express, Inc. 2006 Employee Equity Compensation Restricted Stock Plan, as amended and restated effective July 27, 2012 (the “2006 Employee Plan”) and the PetMed Express, Inc. 2006 Outside Director Equity Compensation Restricted Stock Plan, as amended and restated effective July 27, 2012 (the “2006 Director Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Florida Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Resale Shares are, and when the 2016 Employee Plan Shares and 2015 Employee Plan Shares are issued pursuant to and in accordance with the terms of the 2016 Employee Plan and 2015 Director Plan, respectively, and upon receipt by the Company of the agreed upon consideration therefore will be, validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ ROXANNE K. BEILLY P.A.

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